EXHIBIT 99.1

Security Bank Corporation Announces Fourth Quarter Earnings and Earnings Per Share

Macon, GA., January 25, 2006 / PR Newswire/ — Security Bank Corporation (the “Company”) (NASDAQ:SBKC) today announced quarterly net income and earnings per share for the fourth quarter of 2005. All per share figures have been adjusted for the Company’s 2-for-1 stock split on May 27, 2005.

Earnings Summary

Net income for the fourth quarter of 2005 increased 28% to $4.4 million, compared to $3.4 million for the fourth quarter of 2004. Diluted earnings per share were $0.33 versus $0.29 for the same quarter of 2004, an increase of 13.8%. For the year ended December 31, 2005, net income was $16.2 million or $1.27 per diluted share, an increase of 31% and 18.7%, respectively.

The Company’s annualized returns on average equity and assets for the fourth quarter were 12.27% and 1.28%, respectively, compared to 12.92% and 1.32%, respectively, for the fourth quarter of 2004. For the year ended December 31, 2005, the returns on average equity and assets were 12.80% and 1.31%, respectively, versus 13.04% and 1.27% for the same period in 2004. The Company’s return on average tangible equity for the fourth quarter of 2005 was 19.44% compared to 18.10% in the same quarter of 2004.

Rett Walker, Security Bank Corporation President and CEO, remarked, “We are extremely pleased with our results for both the fourth quarter and the entire year. 2005 was full of notable accomplishments, including earnings per share growth of almost 19%, a well-received 2-for-1 stock split in May, successfully completed mergers with SouthBank and Rivoli Bank and the announced acquisition of Neighbors Bank in north metro Atlanta, as well as significantly increased visibility in the investment community. We are very excited about the strong momentum we have going into 2006, especially given the strong growth of core deposits and loans we continue to see throughout the franchise.”

The Company completed the acquisition of SouthBank, a $158 million bank in the high-growth north metropolitan Atlanta area, at the end of May 2005. SouthBank’s name was changed to Security Bank of North Metro at that time. The quarters ended December 31 and September 30, 2005 include three months of operations for Security Bank of North Metro and balance sheet averages for the fourth quarter and third quarters of 2005 include three months of these balances. The quarter ended June 30, 2005 includes one month of operations for Security Bank of North Metro and balance sheet averages for the second quarter include one month of these balances.

On December 30, 2005, the Company completed the acquisition of Rivoli BanCorp, Inc., a community bank holding company with approximately $211 million in assets located in Macon, Georgia. Balances as of December 31, 2005 include these balances; however, there was no material impact from these balances on average balances for the fourth quarter of 2005 or on average balances for the year ending December 31, 2005. The Company’s results of operations for the fourth quarter did not include any results from Rivoli Bancorp.

Balance Sheet

Loans, excluding loans held for resale, were $1.3 billion at December 31, 2005, up from $845.8 million at December 31, 2004, an increase of 50%. Excluding the effect of loans acquired from SouthBank and Rivoli, loans increased $119.6 million or 14.1% from the same period last year. Total deposits were $1.3 billion at December 31, 2005, an increase of 53% over the year-ago level of $842.6 million. Excluding the effect of deposits acquired from SouthBank and Rivoli, deposits increased $168.9 million or 20% from the year-ago level.

Total assets increased 56% to $1.7 billion from $1.1 billion at December 31, 2005. Excluding the effects of assets acquired from SouthBank and Rivoli, total assets increased $178.8 million or 16.8%, compared to December 31, 2004.

Stockholders’ equity increased $72.6 million to $179.3 million, an increase of 68% versus the year-ago level. Approximately $58.2 million of the increase is the result of the stock issued in conjunction with the SouthBank and Rivoli acquisitions. The remainder of the increase is related to earnings, net of dividends paid. Book value per share increased 36% to $12.46 and tangible book value per share increased $0.31 or 4.6% to $6.98.

Net Interest Income

Net interest income (on a fully tax-equivalent basis) for the fourth quarter of 2005 was $14.1 million, an increase of 32% when compared to the fourth quarter of 2004. The net interest margin on a fully tax-equivalent basis was 4.53% for the quarter ended December 31, 2005, compared to 4.47% for the comparable period one year ago and 4.43% for the third quarter of 2005.

Noninterest Income and Expense

Noninterest income for the fourth quarter of 2005 was $4.0 million versus $4.1 million for the fourth quarter of 2004, a decrease of 2.7%. Excluding the impact of SouthBank, noninterest income decreased $364,000 or 8.8% from the fourth quarter of 2004. Service charge income increased $223,000 or 13.1% to $1.9 million from the fourth quarter of 2004. The increase is the result of continued strong core deposit growth. The increase in service charge income was offset by a decrease in other noninterest income of $599,000. The decrease in other noninterest income is primarily due to a reduction in the recognized portion of construction loan origination fees from the fourth quarter of 2004.

Noninterest expense for the fourth quarter was $10.5 million, an increase of 22% over the fourth quarter 2004’s level of $8.6 million. Excluding the impact of SouthBank, noninterest expense increased $1.1 million or 12.67%. The increase in noninterest expense is primarily due to an increase in salaries and benefits expenses of 12.9%, related to the Company’s growth during the period. The Company’s efficiency ratio for the fourth quarter was 58.1%, which is unchanged from the same period in the prior year.

Asset Quality

Total nonperforming assets (nonaccrual, repossessed assets and other real estate owned) was 0.74% of total loans plus ORE when compared to 0.70% and 0.97% at the end of the third quarter of 2005 and the fourth quarter of 2004, respectively. Net charge-offs to average loans were 0.12% for the fourth quarter of 2005 versus 0.20% for the fourth quarter of 2004. The allowance for loan losses as a percentage of loans at December 31, 2005 was 1.27% compared to 1.29% at December 31, 2004. The allowance for loan losses was $16.1 million at December 31, 2005, up from $10.9 million at December 31, 2004. The increase in the allowance was primarily attributable to growth in the Company’s loan portfolio and the addition of $3.6 million of loss reserves in connection with the acquisitions of SouthBank and Rivoli.

Neighbors Bancshares, Inc.

In November 2005, Security Bank Corporation announced a definitive agreement to acquire Neighbors Bancshares, Inc., a community bank holding company in Alpharetta, Georgia, with approximately $115 million in assets as of December 31, 2005. That agreement is subject to Neighbors shareholder and regulatory approvals, and the acquisition is expected to be completed in the first quarter of 2006.

Other Information

Security Bank Corporation management will host a conference call to discuss these results at 8:30 AM EST on Thursday, January 26, 2005. This call is open to all interested parties. From locations within the United States, the call-in number is 877-407-8035 (201-689-8035 from outside the United States). Please call in 10 minutes prior to the beginning of the conference and ask for the Security Bank Corporation conference call.

A recorded playback of the conference call will be available by calling 877-660-6853 (201-612-7415 from outside the United States) from approximately 12:00 PM EST, Thursday, January 26th, until 11:59 PM EST, Friday, February 3, 2006. The reservation numbers for this playback is Account #286 and Conference ID #183809.

2006 Earnings Guidance

The Company also announced today guidance for 2006 diluted earnings per share in the range of $1.42 to $1.47. This represents an increase of 12% to 16% over the $1.27 earned in 2005.

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a bank holding company with assets of approximately $1.7 billion. The Company’s wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County and Security Bank of North Metro. The banks maintain 13 full service offices in Central Georgia (Macon, Perry, Warner Robins, and Gray), two full service offices in Coastal Georgia (Brunswick and St. Simons Island) and one full service office in North Metro Atlanta (Woodstock) as well as loan production offices in Hiram and Cumming, Georgia. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary; Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, Richmond Hill, Gray, Pooler, Woodstock, St. Simons Island, and Brunswick.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties,

estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Security Bank Corporation’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this press release.

For more information, contact Rett Walker, President and CEO at 478-722-6220 or Jim McLemore, Chief Financial Officer at 478-722-6243.

Security Bank Corporation

Selected Consolidated Financial Data

(Dollars in Thousands, except Per Share Amounts)

Unaudited

	Quarters Ended December 31,			Twelve Months Ended December 31,
	2005	2004	% Change	2005	2004	% Change
EARNINGS SUMMARY:
Net interest income (FTE)	$14,077	$10,671	31.9%	$50,677	$39,912	27.0%
Provision for Loan Losses	630	852	-26.1%	2,833	2,819	0.5%
Noninterest Income	4,039	4,149	-2.7%	16,545	14,833	11.5%
Noninterest Expense	10,519	8,611	22.2%	38,570	32,308	19.4%
Provision for Income Taxes	2,507	1,851	35.4%	9,310	6,940	34.2%
Net Income	4,380	3,417	28.2%	16,186	12,319	31.4%

PER COMMON SHARE (a):
Basic earnings	$0.34	$0.29	17.2%	$1.31	$1.10	19.1%
Diluted earnings	0.33	0.29	13.8%	1.27	1.07	18.7%
Cash dividends declared	0.065	0.055	18.2%	0.26	0.22	18.2%
Book value	12.46	9.15	36.2%	12.46	9.15	36.2%
Tangible book value	6.98	6.67	4.6%	6.98	6.67	4.6%

KEY PERFORMANCE RATIOS (b):
Return on average equity	12.27%	12.92%		12.80%	13.04%
Return on average assets	1.28%	1.32%		1.31%	1.27%
Efficiency ratio	58.07%	58.10%		57.38%	59.02%
Net interest margin (FTE)	4.53%	4.47%		4.46%	4.45%
Net charge-offs to average loans	0.12%	0.20%		0.12%	0.17%

BALANCE SHEET SUMMARY - END OF PERIOD
Investment securities	$150,986	$111,412	35.5%
Loans Held for Resale	5,562	7,507	-25.9%
Loans, gross	1,272,119	845,765	50.4%
Allowance for loan losses	16,148	10,903	48.1%
Total assets	1,662,414	1,063,485	56.3%
Deposits	1,291,296	842,558	53.3%
Other borrowed money	172,160	107,504	60.1%
Stockholders’ equity	179,306	106,671	68.1%

ASSET QUALITY - END OF PERIOD
Nonaccrual loans	$6,997	$6,214	12.6%
Loans 90 Days Past Due and Accruing	—	—	0.0%
Other real estate owned	2,394	1,991	20.2%
Total nonperforming assets	9,391	8,205	14.5%
Allowance for loan losses/NPA’s	171.95%	132.88%	29.4%
Allowance for loan losses/loans	1.27%	1.29%	-1.6%

(a)	Adjusted for the Company’s 2-for-1 stock split on May 27, 2005.
(b)	Annualized based on number of days in the period, except efficiency ratio

Security Bank Corporation

Average Balance Sheet and Net Interest Income Analysis

(Dollars in Thousands)

Unaudited

	Quarter Ended December 31, 2005			Twelve Months Ended December 31, 2005
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Earning assets:
Interest-bearing deposits and fed funds sold	$17,223	$194	4.47%	$16,278	$588	3.61%
Investment securities	117,857	1,275	4.29%	116,110	4,918	4.24%
Loans Held for Resale	6,754	100	5.87%	6,726	373	5.55%
Loans	1,091,643	21,361	7.76%	997,526	72,599	7.28%
Other earning assets	577	10	6.88%	562	37	6.58%
Total earning assets	1,234,054	22,940	7.38%	1,137,202	78,515	6.90%
Non-earning assets	119,154			100,831

Total assets	$1,353,208			$1,238,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings and interest-bearing transaction	$295,913	$1,651	2.21%	$258,873	$4,495	1.74%
Time deposits	668,484	5,988	3.55%	622,752	19,232	3.09%
Other borrowings	105,964	1,224	4.58%	100,049	4,111	4.11%
Total interest-bearing liabilities	1,070,361	8,863	3.29%	981,674	27,838	2.84%
Noninterest-bearing liabilities:
Noninterest bearing deposits	131,616			119,867
Other noninterest-bearing liabilities	9,655			10,031
Total liabilities	$1,211,632			$1,111,572

Stockholders’ Equity	141,576			126,461

Total liabilities and stockholders’ equity	$1,353,208			$1,238,033

Interest rate spread			4.09%			4.07%

Net interest income		$14,077			$50,677

Net interest margin (FTE)		4.53%			4.46%

Security Bank Corporation (SBKC)

Selected Financial Information

(Amounts in thousands, except per share data)

	2005					2004					2003
	Dec. 31/YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/YTD	4th Quarter
Period-End Balance Sheet
Total Assets	$1,662,414	$1,662,414	$1,345,566	$1,329,629	$1,116,123	$1,063,485	$1,063,485	$1,012,647	$993,038	$936,848	$911,269	$911,269
Total Securities	150,986	150,986	121,374	122,763	112,703	111,412	111,412	115,325	107,067	96,026	102,855	102,855
Mortgage Loans held for Sale	5,562	5,562	9,372	7,413	6,384	7,507	7,507	9,363	8,882	7,707	11,448	11,448
Loans:
Commercial:
Real-Estate	609,010	609,010	418,020	423,720	412,779	406,654	406,654	402,458	428,849	391,934	346,534	346,534
Construction	334,114	334,114	316,701	309,270	232,629	192,181	192,181	155,400	124,119	116,468	116,344	116,344
All Other	95,688	95,688	137,879	126,290	69,983	71,081	71,081	61,039	60,800	62,714	55,591	55,591
Residential:
Consumer Real-Estate	163,874	163,874	118,679	116,119	115,168	115,470	115,470	115,503	110,820	113,318	108,992	108,992
Consumer Construction	19,750	19,750	19,371	20,041	17,835	18,953	18,953	17,088	16,793	19,704	17,390	17,390
All Other Consumer	49,683	49,683	53,420	46,285	42,097	41,426	41,426	40,833	40,328	36,676	52,831	52,831
Total Loans	1,272,119	1,272,119	1,064,070	1,041,725	890,491	845,765	845,765	792,321	781,709	740,814	697,682	697,682
Allowance for loan losses	16,148	16,148	13,628	13,264	11,357	10,903	10,903	10,465	10,096	9,612	9,407	9,407
Other Assets:
Other earning assets:	41,330	41,330	23,928	45,141	18,846	20,898	20,898	14,076	18,123	12,597	11,576	11,576
Total Earning Assets:	1,469,997	1,469,997	1,218,744	1,217,042	1,028,424	985,582	985,582	931,085	915,781	857,144	823,561	823,561
Intangibles:
Goodwill	75,948	75,948	49,677	50,507	31,852	28,579	28,579	28,579	28,579	28,579	24,875	24,875
Core-Deposit	4,687	4,687	1,498	1,580	542	585	585	628	671	713	756	756
Deposits:
Demand Deposits	156,740	156,740	137,295	121,600	115,241	119,545	119,545	109,136	109,261	106,447	107,534	107,534
Interest bearing deposits	1,134,556	1,134,556	949,084	952,487	791,833	723,013	723,013	682,066	683,783	654,889	635,767	635,767
Total Deposits	1,291,296	1,291,296	1,086,379	1,074,087	907,074	842,558	842,558	791,202	793,044	761,336	743,301	743,301
Fed Funds purchased & repo agreements	43,876	43,876	10,052	5,714	12,469	21,811	21,811	20,972	9,108	7,375	8,350	8,350
Other borrowed funds	128,284	128,284	100,207	94,007	77,707	85,693	85,693	89,840	84,003	81,857	77,635	77,635
Common Equity	179,306	179,306	140,408	137,019	110,968	106,671	106,671	104,154	100,448	80,593	75,809	75,809

Average Balance Sheet
Total Assets	$1,238,033	$1,353,208	$1,326,590	$1,184,441	$1,082,503	$972,091	$1,027,551	$994,605	$958,467	$907,742	$746,630	$873,002
Total Securities	116,110	117,857	123,002	115,694	107,674	103,896	113,085	105,948	95,970	100,582	78,342	109,430
Mortgage Loans held for Sale	6,726	6,754	8,769	6,132	5,167	6,955	6,455	7,429	7,650	6,285	29,518	13,504
Loans:
Commercial:
Real-Estate	432,199	472,728	423,215	420,250	412,048	399,341	405,831	417,861	415,541	358,129	259,824	317,091
Construction	284,620	331,779	319,456	270,505	215,265	141,240	175,867	143,811	126,777	118,505	122,426	123,506
All Other	99,034	102,402	134,147	87,386	71,513	61,297	62,406	61,193	61,536	60,054	55,766	51,904
Residential:
Consumer Real-Estate	116,890	119,560	117,944	115,347	114,644	114,399	115,952	112,151	112,235	117,266	55,341	106,196
Consumer Construction	18,883	19,189	19,539	18,662	18,125	17,849	18,158	16,768	17,445	19,042	17,172	20,364
All Other Consumer	45,900	45,985	50,465	44,783	42,483	41,148	42,564	41,914	39,716	40,369	64,177	55,059
Total Loans	997,526	1,091,643	1,064,766	956,933	874,078	775,274	820,778	793,698	773,250	713,365	574,706	674,120
Other Assets:
Other earning assets:	16,840	17,800	17,327	18,467	13,729	10,457	9,061	10,208	8,550	14,008	6,543	5,414
Total Earning Assets:	1,137,202	1,234,054	1,213,864	1,097,226	1,000,648	896,582	949,379	917,283	885,420	834,240	689,109	802,468

Deposits:
Demand Deposits	119,867	131,616	122,600	116,899	108,057	105,695	111,249	106,740	104,558	100,232	80,472	96,119
Interest bearing deposits
Savings	19,969	18,648	19,646	20,821	20,782	19,299	19,620	20,029	19,585	17,963	14,167	17,244
NOW	158,264	198,465	175,373	141,396	116,830	81,385	93,356	78,070	80,406	73,708	58,580	69,039
Money Market	80,640	78,800	83,961	81,233	78,542	85,886	80,011	88,879	89,628	85,028	71,802	88,294
Time deposits > $100,000	317,143	355,908	349,889	304,208	257,372	195,271	223,083	204,094	183,349	170,561	117,634	153,686
Time deposits < $100,000	305,609	312,576	324,000	298,644	286,742	293,068	289,686	296,809	289,925	295,854	243,471	287,004
Total Deposits	1,001,492	1,096,013	1,075,469	963,201	868,325	780,604	817,005	794,621	767,451	743,346	586,126	711,386
Fed Funds purchased & repo agreements	16,295	19,704	12,224	15,899	17,256	10,871	13,423	9,791	14,448	5,821	10,272	11,404
Other borrowed funds	83,754	86,260	89,601	76,511	82,205	80,024	84,631	80,812	77,892	76,757	84,843	72,367
Common Equity	126,461	141,576	138,246	118,365	107,792	94,453	105,184	101,958	93,004	77,667	60,581	74,652

Security Bank Corporation (SBKC)

Selected Financial Information

(Amounts in thousands, except per share data)

	2005					2004					2003
	Dec. 31/YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31/YTD	4th Quarter
Income Statement
Interest Income	$78,192	$22,860	$21,444	$18,023	$15,865	$53,926	$14,717	$13,824	$13,057	$12,328	$42,919	$12,462
Interest Expense	27,838	8,863	7,976	6,162	4,837	14,373	4,135	3,669	3,294	3,275	12,937	3,366
Net Interest Income	50,354	13,997	13,468	11,861	11,028	39,553	10,582	10,155	9,763	9,053	29,982	9,096
Loan loss provision	2,833	630	624	804	775	2,819	852	529	718	720	2,859	730
Service charges on deposit accounts	7,351	1,940	1,956	1,858	1,597	6,450	1,704	1,636	1,634	1,476	5,044	1,496
Mortgage banking revenues	4,539	1,040	1,333	1,207	959	4,931	1,019	1,425	1,284	1,203	9,211	1,734
Other income	4,655	1,059	1,121	1,517	958	3,452	1,426	627	722	677	3,103	1,007
Total noninterest income	16,545	4,039	4,410	4,582	3,514	14,833	4,149	3,688	3,640	3,356	17,358	4,237
Salaries and benefits	22,811	6,044	6,115	5,598	5,054	18,629	4,916	4,759	4,621	4,333	18,146	4,558
Occupancy and equipment	3,785	1,048	985	906	846	3,365	851	866	855	793	3,063	800
Losses on OREO	—	—	—	—	—	160	12	95	12	41	539	292
Other noninterest expense	11,974	3,427	3,156	2,828	2,563	10,154	2,832	2,486	2,458	2,378	9,148	2,976
Total noninterest expense	38,570	10,519	10,256	9,332	8,463	32,308	8,611	8,206	7,946	7,545	30,896	8,626
Pre-tax earnings	25,496	6,887	6,998	6,307	5,304	19,259	5,268	5,108	4,739	4,144	13,585	3,977
Income Taxes	9,310	2,507	2,509	2,397	1,897	6,940	1,851	1,898	1,729	1,462	4,938	1,436
Net income	$16,186	$4,380	$4,489	$3,910	$3,407	$12,319	$3,417	$3,210	$3,010	$2,682	$8,647	$2,541

Basic earnings per share (3)	$1.31	$0.34	$0.36	$0.32	$0.29	$1.10	$0.29	$0.28	$0.27	$0.26	$0.99	$0.25
Diluted earnings per share (3)	1.27	0.33	0.33	0.32	0.29	1.07	0.29	0.27	0.27	0.25	0.96	0.25
End of period shares outstanding (3)	14,386,576	14,386,576	12,911,550	12,851,640	11,775,718	11,659,546	11,659,546	11,625,170	11,622,984	10,270,584	10,048,600	10,048,600
Weighted average diluted shares o/s (3)	12,736,544	13,316,163	13,218,030	12,374,075	11,970,224	11,482,830	11,922,292	11,837,508	11,404,906	10,384,274	8,993,832	10,282,151
Tax equivalent adjustment	322	80	79	81	82	359	89	91	94	92	303	94
Net interest income (FTE)	50,677	14,077	13,547	11,943	11,110	39,912	10,671	10,246	9,857	9,145	30,285	9,190
Effective Tax Rate	36.51%	36.40%	35.85%	38.00%	35.77%	36.04%	35.14%	37.16%	36.48%	35.28%	36.35%	36.11%

Stock and related per share data: (3)
Book value	$12.46	$12.46	$10.87	$10.66	$9.42	$9.15	$9.15	$8.95	$8.63	$7.83	$7.53	$7.53
Tangible book value	6.98	6.98	6.94	6.65	6.69	6.67	6.67	6.46	6.14	5.01	5.00	5.00
Dividends declared per share	0.26	0.065	0.065	0.065	0.065	0.22	0.055	0.055	0.055	0.055	0.20	0.05

Other Key Ratios/Data:
Return on average equity (2)	12.80%	12.27%	12.88%	13.25%	12.82%	13.04%	12.92%	12.52%	13.02%	13.89%	14.27%	13.50%
Return on average assets (2)	1.31%	1.28%	1.34%	1.32%	1.28%	1.27%	1.32%	1.28%	1.26%	1.19%	1.16%	1.15%
Net interest margin (FTE) (2)	4.46%	4.53%	4.43%	4.37%	4.50%	4.45%	4.47%	4.44%	4.48%	4.41%	4.39%	4.54%
Efficiency ratio (FTE)	57.38%	58.07%	57.11%	56.47%	57.87%	59.02%	58.10%	58.89%	58.87%	60.36%	64.85%	64.24%

Tangible Equity/Tangible Assets	6.24%	6.24%	6.89%	6.65%	7.25%	7.49%	7.49%	7.62%	7.39%	5.65%	5.27%	5.27%

Loan Performance Data:
Nonaccrual loans	$6,997	$6,997	$5,746	$5,200	$5,761	$6,214	$6,214	$5,909	$4,748	$3,807	$4,154	$4,154
Loans 90 Days Past Due and Accruing	—	—	—	59	—	—	—	—	23	236	27	27
Other real estate owned (ORE)	2,394	2,394	1,722	1,467	938	1,991	1,991	1,857	1,923	1,853	4,007	4,007
Total non performing assets	9,391	9,391	7,468	6,726	6,699	8,205	8,205	7,766	6,694	5,896	8,188	8,188
Net charge-offs	1,219	321	260	317	321	1,323	414	160	234	515	1,821	305
Allowance for loan losses/NPA’s	171.95%	171.95%	182.49%	197.20%	169.53%	132.88%	132.88%	134.75%	150.82%	163.03%	114.89%	114.89%
Allowance for loan losses/loans	1.27%	1.27%	1.28%	1.27%	1.28%	1.29%	1.29%	1.32%	1.29%	1.30%	1.35%	1.35%
NPA’s/Loans plus ORE	0.74%	0.74%	0.70%	0.64%	0.75%	0.97%	0.97%	0.98%	0.85%	0.79%	1.17%	1.17%
Nonperforming assets/total assets	0.56%	0.56%	0.56%	0.51%	0.60%	0.77%	0.77%	0.77%	0.67%	0.63%	0.90%	0.90%
Net charge-offs to average loans (1)	0.12%	0.12%	0.10%	0.13%	0.15%	0.17%	0.20%	0.08%	0.12%	0.29%	0.32%	0.18%

(1)	Annualized
(2)	The actual number of days in the period were used to annualize income
(3)	Adjusted for 2-for-1 stock split effective May 27, 2005